UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 22, 2015

Sypris Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24020	61-1321992
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222

(Address of principal executive offices) (Zip Code)

(502) 529-2000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

On May 22, 2015 Sypris Technologies Kenton, Inc. (the “Buyer”), an indirect, wholly-owned subsidiary of Sypris Solutions, Inc. (the “Company”) entered into an asset purchase agreement with Reynolds Machine Co., Inc. (the “Seller”) to acquire substantially all of the assets and certain of the liabilities of the business, pursuant to an asset purchase agreement (the “Agreement”) with the Seller, its key shareholders and principals, for a purchase price of Nineteen Million Dollars ($19,000,000), as adjusted to reflect certain changes in its balance sheet as of the closing, and subject to certain customary escrow provisions. The Seller is engaged in the business of manufacturing and selling machined component parts for the commercial vehicle and automotive markets (the “Business”). While targeted to close on June 30, 2015, the transaction remains subject to the Buyer’s satisfactory completion of due diligence, obtaining transactional financing on terms acceptable to the Buyer and final approval by the Buyer’s Board of Directors, among other conditions. The transaction is subject to customary representations, warranties, covenants and indemnifications, and the Agreement also includes provisions governing the retention by the Seller of certain responsibilities with regard to environmental matters, taxes, long term leases and other liabilities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sypris Solutions, Inc.

May 26, 2015	By:	/s/ John R. McGeeney
John R. McGeeney
Vice President, General Counsel and Secretary